Exhibit 23

Athens, Greece, on March 8, 2011

I, Georgios Zanias, Chairman of the Council of Economic Advisers to the Minister of Finance of the Hellenic Republic, hereby consent to the use of my name and the making of statements with respect to my person, in my official capacity as the Chairman of the Council of Economic Advisers to the Minister of Finance, under the caption “Official Statements and Documents” in the prospectus included in this registration statement of the Hellenic Republic filed with the United States Securities and Exchange Commission.

/s/ Georgios Zanias
Georgios Zanias
Chairman of the Council of Economic Advisers to the Minister of Finance